Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CAESARS ENTERTAINMENT CORPORATION

CAESARS ENTERTAINMENT CORPORATION, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

I.

The present name of the Corporation is “Caesars Entertainment Corporation.” The Corporation was originally incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “DE Secretary”) on November 2, 1989 under the name “The Promus Companies Incorporated”.

II.

An Amended Certificate of Incorporation of the Corporation was filed with the DE Secretary on January 28, 2008. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the DE Secretary on November 22, 2010 (the “First Amended and Restated Certificate”). A Second Amended and Restated Certificate of Incorporation amending and restating in its entirety the First Amended and Restated Certificate was filed with the DE Secretary on February 8, 2012. Three Amendments to the Second Amended and Restated Certificate of Incorporation were filed with the DE Secretary on October 6, 2017 (the Second Amended and Restated Certificate of Incorporation as amended on October 6, 2017, the “Second Amended and Restated Certificate”).

III.

This certificate of amendment (the “Certificate of Amendment”) to the Second Amended and Restated Certificate herein certified was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IV.	Article VI of the Second Amended and Restated Certificate is hereby amended by adding a new second paragraph reading in its entirety as follows:

“Subject to any rights of the holders of Preferred Stock as may be authorized by the Board of Directors in accordance with Section 4.2, unless otherwise prescribed by law, special meetings of stockholders, for any purpose or purposes, may only be called by a majority of the entire Board of Directors or stockholders of the Corporation that beneficially own at least 15% of the Common Stock of the Corporation, in the aggregate.”

V.	All other provisions of the Second Amended and Restated Certificate shall remain in full force and effect.

VI.	This Certificate of Amendment shall become effective on July 2, 2019, at 11:59 p.m., Eastern Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Second Amended and Restated Certificate to be signed by its duly authorized officer on this 2nd day of July, 2019.

CAESARS ENTERTAINMENT CORPORATION

By:	/s/ Michelle Bushore
Name: Michelle Bushore
Title: Corporate Secretary

2